                                                                    EXHIBIT 99.1

(SANDERSON FARMS, INC. LETTERHEAD)


                CONTACT:   MIKE COCKRELL
                           TREASURER & CHIEF FINANCIAL OFFICER
                           (601) 649-4030


                          SANDERSON FARMS, INC. REPORTS
                     SECOND QUARTER RESULTS FOR FISCAL 2005

LAUREL, Miss. (May 24, 2005) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the second fiscal quarter and six months ended April 30, 2005.

         Net sales for the second quarter of fiscal 2005 were $259.2 million compared with $272.7 million for the same period a year ago. For the quarter, the Company reported net income of $26.5 million, or $1.32 per diluted share, compared with $33.4 million, or $1.67 per diluted share, for the second quarter of fiscal 2004.

         Net sales for the first six months of fiscal 2005 were $492.5 million compared with $499.2 million for the first half of fiscal 2004. Net income for the first half of the year totaled $36.6 million, or $1.82 per diluted share, compared with $52.4 million, or $2.64 per diluted share, for the first six months of last year. During the first quarter of fiscal 2004, the Company recognized $177,000, net of income taxes, for Sanderson Farms' share in the partial settlement of lawsuits against vitamin and methionine suppliers for overcharges.

         "Sanderson Farms delivered a solid performance for the second fiscal quarter of 2005," said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. "While overall market prices for chicken were not as strong during the second quarter as we saw a year ago, the market continues to reflect above average pricing and good demand. The Company has and will continue to benefit from lower grain prices, and the Company's operations continue to perform at the top of the industry. We look forward to further improvement in our sales execution and operating performance as we head into the summer months, which typically mark the period of highest demand for chicken products."

         According to Sanderson, market prices for all poultry products were flat or decreased during the second quarter of fiscal 2005 when compared with the second quarter of fiscal 2004. As measured by a simple average of the Georgia dock price for whole chickens, prices were flat, increasing approximately 1.3 percent in the Company's second fiscal quarter compared with the same period in 2004, and increasing 4.2 percent for the first six months of the fiscal year compared with the first half of last year. Boneless breast meat prices during the quarter averaged 24.6 percent lower than the prior-year period, and averaged 18.6 percent lower for the first six months of the year compared with the prior year. Wing prices averaged $1.05 per pound through the first six months of the fiscal year, down 5.6 percent from the average of $1.11 per pound for the first half of fiscal 2004. The average market price for bulk leg quarters decreased approximately 6.4 percent for the quarter and 3.3 percent for the first half of the year compared with the same periods last year. At the same time, market prices for corn and soybean meal, the Company's primary feed ingredients, declined 25.4 percent and 33.6 percent, respectively, compared with the second quarter a year ago.


                                     -MORE-

Sanderson Farms Reports Second Quarter 2005 Results
Page 2
May 24, 2005


         "We remain optimistic about the second half of our fiscal year," Sanderson continued. "Our expansion into Georgia continues to progress on schedule, and we look forward to our initial operations there in late August. As previously announced, our board of directors has also approved an expansion project for our Collins, Mississippi, facility, converting that plant to all big bird deboning. The Collins conversion will be timed to coordinate with the opening of the new Georgia facility. As we shift chill pack production from Mississippi to Georgia, we will be closer to our southeastern customers with the ability to meet their needs more efficiently. In addition, the Georgia plant will commence production with an established customer base as well as the capacity to meet additional demand as we expand this market area. Notably, after this shift, we will continue to maintain a favorable product mix between the retail market and big bird deboning, processing approximately 50 percent of total pounds for each market segment.

         "The market environment looks favorable as consumer demand for chicken products continues to be strong in the United States, and export volume is showing renewed growth. Furthermore, estimates for the domestic supply of chicken continue to call for modest growth, based on trends in breeder stock placements and egg sets. Along with these favorable market conditions, we expect to benefit from lower corn and soybean meal prices during fiscal 2005. As we have previously announced, we believe we will realize between $60 million and $65 million in savings for grain costs this fiscal year. As such, we believe Sanderson Farms is well positioned in the market and we look forward to the new opportunities before us for fiscal 2005," concluded Sanderson.

         Sanderson Farms will hold a conference call to discuss this press release today, May 24, 2005, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 24, 2005.

         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2004 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's second quarter ended April 30, 2005.


                                     -MORE-

Sanderson Farms Reports Second Quarter 2005 Results
Page 3
May 24, 2005


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                                   APRIL 30,                     APRIL 30,
                                            ------------------------      ------------------------
                                              2005           2004           2005           2004
                                            ---------      ---------      ---------      ---------
Net sales                                   $ 259,176      $ 272,710      $ 492,466      $ 499,151
Costs and expenses:
    Cost of sales                             199,979        203,495        403,734        387,293
    Selling, general and administrative        16,385         14,243         29,412         25,503
                                            ---------      ---------      ---------      ---------
                                              216,364        217,738        433,146        412,796
                                            ---------      ---------      ---------      ---------
    Operating income                           42,812         54,972         59,320         86,355

Other income (expense):
    Interest income                               422             50            621             95
    Interest expense                                0           (432)          (318)          (864)
    Other                                          64              5             68              7
                                            ---------      ---------      ---------      ---------
                                                  486           (377)           371           (762)
                                            ---------      ---------      ---------      ---------

Income before income taxes                     43,298         54,595         59,691         85,593
Income tax expense                             16,778         21,158         23,130         33,170
                                            ---------      ---------      ---------      ---------
Net income                                  $  26,520      $  33,437      $  36,561      $  52,423
                                            =========      =========      =========      =========

Basic earnings per share                    $    1.33      $    1.69      $    1.83      $    2.67
                                            =========      =========      =========      =========
Diluted earnings per share                  $    1.32      $    1.67      $    1.82      $    2.64
                                            =========      =========      =========      =========
Dividends per share                         $    0.10      $    0.08      $    0.20      $    0.16
                                            =========      =========      =========      =========

Weighted average shares outstanding:
    Basic                                      20,002         19,753         19,982         19,655
                                            =========      =========      =========      =========
    Diluted                                    20,128         19,972         20,121         19,893
                                            =========      =========      =========      =========



                                     -MORE-

Sanderson Farms Reports Second Quarter 2005 Results
Page 4
May 24, 2005



                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                APRIL 30,       OCTOBER 31,
                                                  2005            2004
                                                ---------       ---------
                                               (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                   $  74,990       $  75,910
    Accounts receivable, net                       38,301          49,240
    Inventories                                    73,079          75,603
    Refundable income taxes                             0           2,592
    Prepaid expenses                               12,857          13,077
                                                ---------       ---------
Total current assets                              199,227         216,422

Property, plant and equipment
    Land and buildings                            145,868         134,219
    Machinery and equipment                       259,124         257,671
    Construction in progress                       52,934           7,508
                                                ---------       ---------
                                                  457,926         399,398
Less accumulated depreciation                    (253,963)       (242,685)
                                                ---------       ---------
                                                  203,963         156,713
Other assets                                        2,249           1,872
                                                ---------       ---------

Total assets                                    $ 405,439       $ 375,007
                                                =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses       $  58,201       $  61,413
    Current maturities of long-term debt            4,391           4,385
                                                ---------       ---------
Total current liabilities                          62,592          65,798

Long-term debt, less current maturities            10,787          10,918
Claims payable                                      2,600           2,600
Deferred income taxes                              15,538          16,350
Stockholders' equity                              313,922         279,341
                                                ---------       ---------

Total liabilities and stockholders' equity      $ 405,439       $ 375,007
                                                =========       =========


                                      -END-